UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       Walden Residential Properties, Inc.

                                (Name of Issuer)

                                 Preferred Stock

                         (Title of Class of Securities)

                                    931210405

                                 (CUSIP Number)
                                     3/31/00

                (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
  CUSIP No.: 931210405

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       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                I.R.S. No. 13-2527171
--------------
--------------------------------------------------------------------------------

       2.     Check  the   Appropriate   Box  if  a  Member  of  a  Group  (See
              Instructions):
              (a)
              (b)
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       3.       SEC Use Only
--------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Colorado
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially        0
    Owned by
      Each
   Reporting
  Person With
 ---------------
--------------------------------------------------------------------------------

       6.     Shared Voting Power: 0
--------------
--------------------------------------------------------------------------------

       7.     Sole Dispositive Power: 0
--------------------------------------------------------------------------------
--------------

       8.     Shared Dispositive Power: 0
---------------
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person: 0 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
          [  ]
--------------------------------------------------------------------------------

      11. Percent of Class Represented by Amount in Row (11):
          0%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions):
          IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Item:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     1(a)      Name of Issuer:
               Walden Residential Properties, Inc
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     1(b)      Address of Issuer's Principal Executive Offices:

                                               Mailing Address:
               13601 Preston Road, Suite 800W  One Lincoln Centre
               Dallas, TX 75240                5400 LBJ Freeway LB45, Suite 400
                                               Dallas, TX  75240
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(a)      Name of Person Filing:
               OppenheimerFunds, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(b)      Address of Principal Business Office or, if none, Residence:
               Two World Trade Center, 34th Floor
               New York, NY 10048-0203
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(c)      Citizenship:
               Colorado
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(d)      Title of Class of Securities:
               Preferred Stock
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(e)      CUSIP Number:
               931210405
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     3 If this statement is filed pursuant toss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: (e)
               [X] An investment adviser in accordance with
               ---
               ss.240.13d-1(b)(1)(ii)(E)
 -------------------------------------------------------------------------------
 ------------------------------------------------------------------------------

     4(a)      Amount beneficially owned:  0
               (beneficial  ownership  disclaimed  pursuant to Rule 13d-4 of the
              Exchange Act of 1934)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     4(b)      Percent of class:
               0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4(c)     Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote: 0
                                                         -

         (ii)  Shared power to vote or to direct the vote: 0
                                                           -

         (iii) Sole power to dispose or to direct the disposition of:  0
                                                                       -

         (iv) Shared power to dispose or to direct the disposition of: Shared power to dispose or to direct the disposition of: 0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      5.       Ownership of Five Percent or Less of a Class: [ X ]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      6.       Ownership of More than Five Percent on Behalf of Another Person.:
               N/A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:
               N/A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      8.       Identification and Classification of Members of the Group:
               N/A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      9.       Notice of Dissolution of Group:
               N/A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      10.      Certification:
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            4/07/00
                                                            Date

                                                      /s/ Philip T. Masterson
                                                            Signature

                                                  Philip T. Masterson, Vice
President
                                                            Name/Title

















walden-13G_a1(00).doc